Exhibit 99.1

Sunworks Exceeds 2015 Revenue Guidance with $53.7 Million in Revenues, a 166% Increase;

Reports Profit with Diluted EPS of $0.05

Healthy backlog of over $47 million to start 2016

New corporate identity reflects company’s operational focus and profitable growth strategy

ROSEVILLE, Calif. March 14, 2016 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for commercial and residential markets, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Full-Year 2015 Highlights:

•	Revenue of $53.7 million, up 166%, compared to $20.2 million in the prior year

‒	Organic revenue growth was approximately $25.0 million, or 124%, while $8.5 million, or 16% of growth, was acquisition related

•	Gross margin of 31.7% of total revenue compared to 27.8% in the prior year

•	Operating income of $2.4 million, up 660%, compared to $312,000 in the prior year

•	Net income of $1.1 million compared to a net loss of $24.9 million in the prior year

•	Cash and cash equivalents of $12.0 million as of December 31, 2015 compared to $414,000 the prior year

•	Backlog of $47.5 million as of December 31, 2015 compared to $3.1 million a year earlier

Q4 2015 Highlights:

•	Revenue of $17.3 million, up over 230%, compared to $5.2 million in the fourth quarter of 2014

•	Gross margin of 36.5% of total revenue for the fourth quarter of 2015 compared to 29.9% in the fourth quarter of 2014

•	Operating income of $1.5 million, up 271%, compared to $417,000 in the fourth quarter of 2014

•	Net income of $1.2 million compared to a net loss of $7.3 million in the fourth quarter of 2014

•	Completed acquisition and integration of Elite Solar

“We delivered record financial results for 2015 and have entered 2016 with strong momentum with a backlog of $47.5 million, representing nearly half of our revenue guidance for 2016,” stated Jim Nelson, Chief Executive Officer of Sunworks, Inc. “Our results reflect the success of our strategy to grow our business profitably and put our customers first by delivering cost effective solutions in a reliable and dependable manner. Recent positive regulatory developments, including California’s decision to maintain ‘net metering’ and the extension of the federal solar investment tax credit, have created a healthy business environment for our products. As the country continues to embrace solar energy as a cost-effective alternative to traditional power sources, we see an opportunity to expand our market share and grow profitably. Our focus on encouraging user ownership, rather than leasing, continues to resonate with consumers and businesses alike, as we strive to do what is best for our customers.”

“Our new brand identity reflects the coalescence of our operating businesses under a unified vision, a unified name and a unified approach to the commercial and residential markets,” continued Mr. Nelson. “Our brand transformation better reflects who we are as a company and provides us with a common corporate identity and broader market presence under which we can continue to grow.”

2016 Guidance

The company reiterates its revenue guidance of exceeding $100 million and continued profitability for the year ending December 31, 2016. The expected 100% year-over-year increase from 2015 revenue is due to continued organic growth in its existing business plus the full year impact from the Elite Solar acquisition and a strong sales backlog.

“As part of our long-term growth strategy, we continue to evaluate and consider potential acquisitions to expand our commercial and residential coverage in our target markets,” concluded Nelson. “Specifically, we are looking to acquire existing solar installation businesses that can best deliver profitable revenue growth when integrated with our existing operations.”

Fourth Quarter 2015 Financial Summary

Three months of both Solar United Network and MD Energy and one month of Elite Solar operations were consolidated into the Company’s financial statements for the quarter ended December 31, 2015. Three months of Sunworks United and none of the MD Energy or Elite Solar operations were consolidated into the Company’s financial statements for the period ended December 31, 2014.

Revenue for the three months ended December 31, 2015 increased to $17.3 million compared to $5.2 million for the three months ended December 31, 2014. The increase was primarily due to significant, year-over-year organic sales growth at Sunworks United and, to a lesser extent, the inclusion of revenue from recent acquisitions. Sales to the commercial/agricultural markets and to the residential market represented approximately 60% and 40% of total revenue, respectively.

Gross profit was $6.3 million, or 36.5% of revenue, for the three months ended December 31, 2015 compared to $1.6 million, or 29.9% of revenue, for the three months ended December 31, 2014. The higher percentage is primarily the result of favorable margin impacts on commercial jobs closed during the fourth quarter that had been too conservative in prior periods.

Net income of $1.2 million, or $0.07 per basic and $0.05 per diluted share, for the three months ended December 31, 2015 compared to a net loss of $7.3 million, or ($0.65) per basic and diluted share, for the three months ended December 31, 2014.

Full Year 2015 Financial Summary

Revenue for the twelve months ended December 31, 2015 increased to $53.7 million compared to $20.2 million for the 12 months ended December 31, 2014. The increase was primarily due to significant, year-over-year organic sales growth at Sunworks United and, to a lesser extent, the inclusion of revenue from recent acquisitions.

Gross profit was $17.0 million, or 31.7% of revenue, for the twelve months ended December 31, 2015 compared to $5.6 million, or 27.8% of revenue, for the 12 months ended December 31, 2014.

Net income of $1.1 million, or $0.06 and $0.05 per basic and diluted share, respectively, for the 12 months ended December 31, 2015 compared to a net loss of $24.9 million, or ($2.15) per basic and diluted share, for the 12 months ended December 31, 2014.

Balance Sheet

•	Cash and cash equivalents were $12.0 million as of December 31, 2015.
•	As of December 31, 2015, the Company had $3.9 million of debt outstanding.
•	Stockholders' equity increased to $23.5 million, up from $2.0 million at the end of 2014.

Backlog

Order backlog at December 31, 2015 was $47.5 million, up over 1,500% compared to the backlog of $3.1 million at December 31, 2014. Backlog is based on signed orders.

	Q4-2014	Q4-2015	% change
Beginning sales back log - $M	$2.7	$29.5	1,112%

Total new sales - $M	$5.7	$35.2	619%

Total sales back log - $M	$8.3	$64.7	776%

Total Earned Revenue- $M	$5.2	$17.2	328%

Ending Back Log - $M	$3.1	$47.5	1,532%

Beginning Back log - MegaWatts	1.1	9.5	830%

Total new - MegaWatts Sold	1.9	11.7	619%

Total - MegaWatts Installed	1.7	5.7	328%

Ending Back Log - MegaWatts	1.3	15.5	1,199%

Conference Call Details

Management will host a conference call to discuss these results today, Monday, March 14 at 10 a.m. ET. To access the call, please dial 1-866-952-7524 (toll free) or 1-785-424-1829. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks' web site at http://www.sunworksusa.com. All participants should call or access the website approximately five minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-800-723-5154 (toll free) or 1-402-220-2661 until 11:59 p.m. ET on March 28, 2016.

About Sunworks, Inc.

Sunworks, Inc. (formerly known as Solar3D, Inc.) a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Sunworks, is one of the fastest growing solar systems providers in the western United States, delivering 2.5 kilowatt to multi-megawatt commercial systems. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies. The Company's focus is on putting the customer first, providing the best value systems in the industry, and delivering on what is promised.
To learn more about Sunworks, visit our website at http://www.Sunworksusa.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its reports on Form 8-K filed with the Securities and Exchange Commission (SEC).

Investor Relations Contact:

Rob Fink/John Roginski
Hayden IR
646-415-8972 / 570-569-2479
rob@haydenir.com / john@haydenir.com

Media Contact:
Caleb Cluff
Coltrin & Associates
212-221-1616
caleb_cluff@coltrin.com

Tables to Follow

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2015 AND 2014
(in thousands, except share and per share data)

	2015	2014
Assets
Current Assets
Cash and cash equivalents	$12,040	$414
Restricted cash	37	-
Accounts receivable	7,023	2,023
Inventory	1,269	23
Cost in excess of billing	2,130	1,277
Other current assets	220	281

Total Current Assets	22,719	4,018

Property and Equipment, net	745	84

Other Assets
Other deposits	36	20
Goodwill	10,864	2,599
Other Intangible Assets	500

Total Other Assets	11,400	2,619

Total Assets	$34,864	$6,721

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	5,033	1,971
Billing in excess of costs	1,990	892
Customer deposits	394	52
Loan payable, current portion	2,028	-
Derivative liability	-	68
Acquisition convertible Promissory notes, net of beneficial conversion feature of $1,767 and $234, respectively	750	891
Convertible promissory notes, net of debt discount of $0 and $1, respectively	850	887

Total Current Liabilities	11,045	4,761

Long Term Liabilities
Loan payable	232	-
Warranty liability	45	-

Total Long Term Liabilities	277	-

Total Liabilities	11,322	4,761

Shareholders' Income (Deficit)
Preferred stock, $.001 par value;
5,000,000 authorized shares;	2	-
1,506,024 and 0 shares issued and outstanding, respectively
Common stock, $.001 par value;
1,000,000,000 authorized shares;
17,800,021 and 14,016,252 shares issued and outstanding, respectively	18	14
Additional paid in capital	63,285	42,765
Accumulated Deficit	(39,763)	(40,819)

Total Shareholders' Equity	23,542	1,960

Total Liabilities and Shareholders' Equity	$34,864	$6,721

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	2015	2014

Revenues	$17,319	$5,234	$53,713	$20,190

Cost of revenues	10,994	3,669	36,664	14,578

Gross Profit	6,325	1,565	17,049	5,612

Operating Expenses
Selling and marketing expenses	2,023	544	5,941	1,575
General and administrative expenses	2,731	573	8,633	3,602
Research and development cost	-	27	53	113
Depreciation and amortization	25	4	51	10

Total Operating Expenses	4,779	1,148	14,678	5,300

Income before Other Income/(Expenses)	1,546	417	2,371	312

Other Income/(Expenses)
Interest and other income	-	-	10	-
Other expenses	-	(26)	(3)	(33)
Loss on settlement of debt	-	(173)	-	(187)
Gain (Loss) on change in fair value of derivative liability	-	(6,237)	69	(20,770)
Interest expense	(367)	(1,274)	(1,391)	(4,194)

Total Other Income/(Expenses)	(367)	(7,710)	(1,315)	(25,184)

Income (Loss) before Income Taxes	1,179	(7,293)	1,056	(24,872)

Income Tax Expense	-	-	-	-

Net Income (Loss)	$1,179	$(7,293)	$1,056	$(24,872)

EARNINGS PER SHARE:
Basic	$0.07	$(0.65)	$0.06	$(2.15)
Diluted	$0.06	$(0.65)	$0.05	$(2.15)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	17,011,114	11,264,452	16,966,921	11,589,412
Diluted	23,753,403	11,264,452	23,709,210	11,589,412